FORM OF DIRECTOR DESIGNATION AGREEMENT

This DIRECTOR DESIGNATION AGREEMENT, dated as of [________], 2013 (this “Agreement”), is entered into by and between JGWPT Holdings Inc., a Delaware corporation (“JGWPT Inc.”), PGHI Corp., a Delaware corporation (“PGHI”), and JLL JGW Distribution, LLC, a Delaware limited liability company, and JGW Holdco, LLC, a Delaware limited liability company (together, the “JLL Holders”).

RECITALS

WHEREAS, JGWPT Inc. is contemplating an offer and sale of shares of its Class A common stock, par value $ 0.00001 per share (the “Class A Shares”), to the public in an underwritten initial public offering pursuant to a registration statement on Form S-1 (333-191585) (the “Initial Public Offering”); and

WHEREAS, prior to the execution of this Agreement, JGWPT Inc. will become the managing member of JGWPT Holdings, LLC, a Delaware limited liability company that is majority owned by the JLL Holders (“JGWPT LLC”) and PGHI, pursuant to that certain Amended and Restated Limited Liability Company Agreement of JGWPT LLC, as it may be amended, supplemented or otherwise modified from time to time (the “LLC Agreement”); and

WHEREAS, JGWPT Inc. wishes to agree to permit the JLL Holders and PGHI to designate a certain number of persons for nomination to the Board of Directors of JGWPT Inc. (the “Board”) on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, JGWPT Inc., PGHI, and the JLL Holders agree as follows:

1. Nominee Designation

1.1 Designation Right.

(a) So long as JLL (as defined below) holds in the aggregate, at least 934,488 limited liability company membership interests designated as “Common Interests” of JGWPT LLC (“JGWPT Holdings LLC Common Interests”) or at least 20% of the aggregate number of JGWPT Holdings LLC Common Interests then held by members of JGWPT Holdings, LLC who were members of JGWPT Holdings LLC (or its predecessor of the same name) on July 12, 2011, then JLL shall have the right to designate four (4) persons for appointment or nomination, as the case may be, for election to the Board (each, a “JLL Designee”), as specified in Section 1.2(a). For purposes of this Agreement, “JLL” means the JLL Holders, JLL Fund V AIF I, LP, a Delaware limited partnership, JLL Fund V AIF II, LP, a Delaware limited partnership, any other private equity investment partnership or private equity pooled investment vehicle sponsored or managed by JLL Partners, Inc., or any affiliate of any of the foregoing (including JLL Partners, Inc.).

(b) So long as PGHI (together with its then-current stockholders) or the PGHI Director Assignee (as defined below), as applicable, holds in the aggregate no fewer than 436,104 JGWPT Holdings LLC Common Interests, including those denominated as “Non-Voting Common Interests,” then PGHI or the PGHI Director Assignee shall have the right to designate one (1) person for appointment or nomination, as the case may be, for election to the Board (the “PGHI Designee”). The PGHI Designee shall be the designee of (i) PGHI, (ii) any Permitted Transferee of PGHI to which PGHI Transfers at least 872,136 JGWPT Holdings LLC Common Interests, or (iii) DLJ Merchant Banking Partners IV, L.P. (“DLJMB Main Fund”), as long as DLJMB Main Fund collectively holds, directly or indirectly, at least 872,136 Common Interests and (in the case of (ii) and (iii)) to which PGHI assigns its right to designate a member of the Board of Directors of the Company (a “PGHI Director Assignee”). As used herein, the terms “Permitted Transferee” and “Transfer” have the meanings ascribed to them in the LLC Agreement.

1.2 Specific Designees.

(a) JLL shall be permitted to designate for appointment or nomination, as the case may be, for election to the Board four (4) JLL Designees, who shall initially be as follows:

Designees	Class
Alexander Castaldi	Class I
Kevin Hammond	Class II
Paul S. Levy	Class III
Frank Rodriguez	Class III

provided that Section 5.4 shall not apply to Section 1.2 of this Agreement; provided, further, that JLL shall have the right to amend, modify or supplement its original JLL Designees without the consent of JGWPT Inc.

(b) PGHI shall be permitted to designate for appointment or nomination, as the case may be, for election to the Board one (1) PGHI Designee who shall initially be Neal Pomroy in Class I; provided that Section 5.4 shall not apply to Section 1.2 of this Agreement; provided, further, that PGHI shall have the right to amend, modify or supplement its original PGHI Designee without the consent of JGWPT Inc.

(c) At every meeting of the Board, or a committee thereof, for which directors are appointed or are nominated to stand for election by stockholders of JGWPT Inc., JLL and PGHI (or the PGHI Director Assignee) will have the right to designate those persons to be appointed or nominated, as the case may be, for election to the Board for each director whose term expires at the next annual meeting of stockholders of JGWPT Inc. pursuant to the terms of the Amended and Restated Certificate of Incorporation of JGWPT Inc. (as it may be amended, supplemented, or otherwise modified from time to time, the “Certificate of Incorporation”), and who was a prior Designee of JLL or PGHI (or the PGHI Director Assignee), as applicable, in accordance with this Section 1.

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1.3 No Assignment Right. The designation rights of JLL under this Section 1 are not assignable, except in accordance with Section 5.3. The designation rights of PGHI under this Section 1 are not assignable, except as set forth in Section 1.1(b) with respect to the PGHI Director Assignee and in accordance with Section 5.3.

1.4 Obligations of JGWPT Inc.

(a) For so long as JLL and PGHI (or the PGHI Director Assignee) have the right to designate directors hereunder, JGWPT Inc. agrees to cause each JLL Designee and the PGHI Designee, as applicable, to be included in the director nominations of the Board submitted to JGWPT Inc.’s stockholders for election of directors and in the proxy statement prepared by management in connection with soliciting proxies for every meeting of JGWPT Inc.’s stockholders called with respect to the election of members of the Board.

(b) Notwithstanding anything herein to the contrary, JGWPT Inc. shall not be obligated to cause to be nominated for election to the Board or recommend to the stockholders the election of any JLL Designee or PGHI Designee (i) who fails to submit to JGWPT Inc. such questionnaires as JGWPT Inc. may reasonably require of its directors generally, or (ii) the Board or any duly appointed nominating committee determines in good faith, after consultation with outside legal counsel, that such action would constitute a breach of its fiduciary duties or applicable law; provided, however, that upon the occurrence of either (i) or (ii) above, JGWPT Inc. shall promptly notify the JLL Holders or PGHI, as applicable, in writing of the occurrence of such event and permit JLL or PGHI, as applicable, to provide an alternate JLL Designee or PGHI Designee, as applicable, sufficiently in advance of any Board action, the meetings of the stockholders called or written action of stockholders with respect to such election of nominees and JGWPT Inc. shall be subject to its obligations under Section 1.4(a) with respect to such alternate designee.

(c) At any time a vacancy occurs because of the death, disability, resignation or removal of a JLL Designee or PGHI Designee, then the Board, or any committee thereof, will not vote, fill such vacancy or take any action until such time that (i) JLL or PGHI (or the PGHI Director Assignee), as applicable, has designated a successor designee and the Board has filled the vacancy and appointed such successor designee, (ii) JLL or PGHI (or the PGHI Director Assignee), as applicable, fails to designate a successor designee within thirty (30) days of such vacancy, or (iii) JLL or PGHI (or the PGHI Director Assignee), as applicable, has specifically waived its rights to designate a successor designee under this Agreement and has consented to the Board, or any committee thereof, taking a vote on such enumerated actions prior to the Board filling the vacancy with a successor designee. In the case of 1.4(c)(i), JLL or PGHI (or the PGHI Director Assignee), as applicable, shall have the right to fill such vacancy with a successor Designee in either Class I, Class II or Class III of the Board, so long as the class selected has a vacancy at the time a successor designee is provided by JLL or PGHI (or the PGHI Director Assignee), as applicable, subject to the requirements of applicable law and the rules of the national securities exchange on which the securities of JGWPT Inc. are then listed or trading.

(d) At any time that JLL shall have the right to designate at least one Designee under this Section 1, JGWPT Inc. shall not take any action in accordance with the Certificate of Incorporation or By-laws to change the size of the Board without the prior written consent of the JLL Holders.

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2. Specific Performance. Each of the parties to this Agreement acknowledges that each party hereto will be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached. Accordingly, it is agreed that each of JGWPT Inc., PGHI, and the JLL Holders shall be entitled to an injunction to prevent breaches of this Agreement and to specific enforcement of this Agreement and its terms and provisions in any action instituted in any court of the United States or any state having subject matter jurisdiction, in addition to any other remedy to which the parties hereto may be entitled at law or in equity. Each of the parties hereto hereby consents to personal jurisdiction in any such action brought in the United States District Court for the District of Delaware or in any court of the State of Delaware having subject matter jurisdiction. No bond or other similar undertaking shall be required of any party seeking relief under this Section.

3. Covenant of JGWPT Inc. JGWPT Inc. agrees that neither it nor any of its subsidiaries shall enter into any agreement or understanding or make any commitment to any person, or otherwise take any action, that would violate or be inconsistent with any provision or agreement contained in this Agreement.

4. Termination. This Agreement shall terminate and be of no further force or effect at such time as JLL and PGHI no longer have any right to designate any director of JGWPT Inc. hereunder.

5. Miscellaneous.

5.1 Governing Law. This Agreement shall be governed by and construed in all respects in accordance with the laws of the State of Delaware without giving effect to principles of conflicts of law.

5.2 Notices. All notices, demands or other communications to be given under or by reason of this Agreement shall be in writing and shall be delivered by hand or sent by facsimile or electronic transmission or sent by overnight courier service and shall be deemed given when received, as follows:

If to JGWPT Inc.:	If to JLL Holders:
JGWPT Holdings Inc.	JLL JGW Distribution, LLC
201 King of Prussia Road, Suite 501	c/o JLL Partners, Inc.
Radnor, PA 19087-5148	450 Lexington Avenue, 31st Floor
Attention: Stephen Kirkwood, Esq.	New York, NY 10017
Fax: (484) 434-2351	Attention: Frank Rodriguez
Fax: (212) 286 8626

with a copy to:	with a copy to:
Skadden, Arps, Slate, Meagher & Flom LLP	Skadden, Arps, Slate, Meagher & Flom LLP
920 N. King Street	920 N. King Street
Wilmington, DE 19801	Wilmington, DE 19801
Attention: Steven J. Daniels, Esq.	Attention: Steven J. Daniels, Esq.
Fax: (302) 651-3001	Fax: (302) 651-3001

Reed Smith LLP 1650 Market Street, Suite 2500 Philadelphia, Pennsylvania 19103 Attn: Lori L. Lasher, Esq. Telephone: (215) 851-8136 Fax: (215) 851-1420
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If to PGHI Corp:
PGHI Corp.
6465 E. Johns Crossing, Suite 200
Johns Creek, GA 30097
Attention: Craig Lessner, Esq.

E-mail: clessner@lumpsum.com

with a copy to:
Shearman & Sterling LLP
599 Lexington Avenue
New York, NY 10022
Attention: Stephen M. Besen, Esq.
Fax: (646) 848-8902

Any party to this Agreement may change its address for notices, demands, and other communications under this Agreement by giving notice of such change to the other party hereto in accordance with this Section 5.2.

5.3 Benefit of Parties.

(a) This Agreement may not be assigned by JGWPT Inc. except with the prior written consent of all other parties to this Agreement.

(b) Nothing herein contained shall confer or is intended to confer on any third party or entity that is not a party to this Agreement, other than JLL, any rights under this Agreement.

5.4 Amendment. This Agreement may not be amended, modified, altered, or supplemented except by means of a written instrument executed on behalf of JGWPT Inc., PGHI, and the JLL Holders.

5.5 Waiver. No failure on the part of either party hereto to exercise any power, right, privilege, or remedy under this Agreement, and no delay on the part of either party hereto in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver thereof; and no single or partial exercise of any such power, right, privilege, or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege, or remedy.

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5.6 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

5.7 Entire Agreement. This Agreement sets forth the entire understanding of parties hereto and supersedes all other agreements and understandings between the parties hereto relating to the subject matter hereof.

5.8 Counterparts and Facsimiles. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other. The parties hereto may execute the signature pages hereof and exchange such signature pages by facsimile or electronic transmission.

5.9 Interpretation of Agreement.

(a) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, and shall be deemed to be followed by the words “without limitation.”

(b) Unless otherwise specified, references in this Agreement to “Sections” are intended to refer to Sections of this Agreement.

(c) The Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.

(d) Each party hereto and its counsel cooperated in drafting and preparation of this Agreement. Any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against the party that drafted it is of no application and is hereby expressly waived.

[Signature page follows.]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day and year first above written.

JGWPT HOLDINGS INC.

By:
Name:
Title:

JLL JGW DISTRIBUTION, LLC

By:
Name:
Title:

JGW HOLDCO, LLC

By:
Name:
Title:

PGHI CORP.

By:
Name:
Title:

Signature Page — Director Designation Agreement

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